September 20, 2006

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc.
Declares Quarterly Dividend of $.15 Per Share

Springfield, Mo. - The Board of Directors of Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, declared a $.15 per share dividend for the third quarter of the calendar year ending December 31, 2006.

The dividend will be payable on October 16, 2006, to shareholders of record on October 2, 2006.

With total assets of $2.2 billion, Great Southern offers banking, investments, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 37 retail banking branches and 170 ATMs in Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis. Great Southern Bancorp's common stock (ticker: GSBC) is listed on the NASDAQ stock exchange.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.